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                      [Letterhead of Dewey Ballantine LLP]


                                 June 3, 1999


Household Finance Corporation
Household Auto Receivables Corporation
2700 Sanders Road
Prospect Heights, Illinois 60070

    Re:  Automobile Receivables Backed Notes, Series 1999-1
         --------------------------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to Household Finance Corporation (the "Servicer") and Household Auto Receivables Corporation (the "Registrant") in connection with the preparation and filing of a registration statement on Form S-3 (Registration No. 333-76439) (the "Registration Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), in respect of Automobile Receivables Backed Notes (the "Notes") which Household Automobile Trust III (the "Issuer") plans to offer.

     In addition, it is our opinion that:

     - the Issuer will not be treated as an association (or publicly traded partnership) taxable as a corporation for federal income tax purposes;

     - the Notes will be characterized as indebtedness for federal income tax purposes; and

     - subject to the assumptions and limitations described therein, the discussion under the heading "Material Federal Income Tax Consequences" in the prospectus contained in the Registration Statement sets forth all the material federal income tax consequences to the original purchasers of the Notes of any series and is accurate in all material respects.

     We hereby consent to the filing of this letter as an Exhibit to Form S-3 and to the reference to Dewey B allantine LLP in the Registration Statement under the heading "Material Federal Income Tax Consequences."

                                   Very truly yours,

                                   DEWEY BALLANTINE LLP